Exhibit 5.1

7 August 2015
VeloNewco Limited One Fetter Lane London United Kingdom EC4A 1BR	Your reference
Our reference
RLC/EKXS
Direct line
+44 (0)20 7090 5107

Dear Sirs

VeloNewco Limited (the “Company”)

We have acted as legal advisers to the Company and the Company’s parent, Grupo Villar Mir S.A., as to English law in connection with a strategic combination of the respective businesses of Globe Speciality Metals, Inc., a Delaware corporation, and Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a socieded anónima (the “Merger”). We have taken instructions solely from the Company and its parent company.

This letter is delivered in connection with the registration statement of the Company on Form F-4 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission on 7 August 2015.

Unless otherwise defined in this letter, expressions defined in the Registration Statement or in the Schedule to this letter have the same meanings when used in this letter.

For the purposes of this letter, we have examined copies of the documents and carried out the Searches mentioned in the Schedule hereto.

This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed:-

(A)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(B)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(C)	that the copy of the Memorandum and Articles of Association of the Company examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with section 36 of the Companies Act 2006;

(D)	that the copy of the Holdco Articles reviewed by us is accurate and will be adopted without amendment by no later than immediately prior to the Merger becoming effective;

(E)	that the company will be duly re-registered as a public limited company in accordance with the Companies Act 2006 (as amended) prior to the Holdco Ordinary Shares being issued;

(F)	prior to the allotment of the Holdco Ordinary Shares, a meeting of the shareholder(s) of the Company, being quorate, will be duly convened and the appropriate resolutions (i) adopting the Holdco Articles; and (ii) authorising the directors of the Company for the purposes of section 551 of the Companies Act 2006, to exercise all of the powers of the Company to allot up to the aggregate nominal value of the Holdco Ordinary Shares as at the date of allotment of the Holdco Ordinary Shares, will be validly passed conditional only on the Merger becoming effective, which resolutions will remain in full force and effect, not having been amended and revoked, at the time of allotment of the Holdco Ordinary Shares;

(G)	following the resolutions referred to in paragraph (F) above (i) adopting the Holdco Articles; and (ii) authorising the directors of the Company for the purposes of section 551 of the Companies Act 2006, to exercise all of the powers of the Company to allot up to the aggregate nominal value of the Holdco Ordinary Shares as at the date of allotment of the Holdco Ordinary Shares having been validly passed, prior to the allotment of the Holdco Ordinary Shares, a meeting of the board of directors and/or an appropriately authorised committee of directors of the Company, being quorate, will be duly convened and the appropriate resolutions providing for the issue of the Holdco Ordinary Shares will be validly passed conditional only on the Merger becoming effective and, in each case, such resolutions will remain in full force and effect, not having been amended and revoked, at the time of allotment of the Holdco Ordinary Shares;

(H)	each director of the Company has disclosed or will disclose at or prior to the date of allotment of the Holdco Ordinary Shares any interest which he or she may have in the Merger, and any potential conflicts such directors have in respect of the Merger have been approved, in each case in accordance with the provisions of the Companies Act 2006 and the Company’s Articles of Association and none of the directors has any interest in the Merger except to the extent permitted by the Company’s Articles of Association;

(I)	in resolving to issue the Holdco Ordinary Shares, the directors of the Company will act in good faith to promote the success of the Company for the benefit of its members as a whole and in accordance with any other duty, breach of which could give rise to such transactions being avoided;

(J)	at or prior to the date of allotment of the Holdco Ordinary Shares, no other shares of the Company will have been allotted, and no rights to subscribe for or to convert any security of the Company into shares of the Company have been granted, pursuant to the authorities referred to in this Opinion other than the Holdco Ordinary Shares to be issued by the Company in connection with the Merger;

(K)	that the names of the appropriate persons will be entered in the Company’s register of members upon allotment of the Holdco Ordinary Shares;

(L)	that (i) the information disclosed by the Searches described in the Schedule hereto at the time each was conducted, was complete, up to date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(M)	that (i) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I of the Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no analogous procedure has been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(N)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(O)	that any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects; and

(P)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Holdco Ordinary Shares under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:-

The Holdco Ordinary Shares when allotted by the Company in conformity with the Holdco Articles will have been duly created, their issue duly authorised and, upon the Company’s receipt of the consideration therefor will be validly issued, fully paid and non-assessable. In this context, “non-assessable” means that the holder of a Holdco Ordinary Share is not liable, solely because he is a holder of a Holdco Ordinary Share for additional assessments or calls on the Holdco Ordinary Share by the Company or its creditors.

Our reservations are as follows:-

(A)	We have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement other than Exhibit 5.1, Exhibit 8.4 and the section under the heading “Service of Process and Enforceability of Civil Liabilities—England”, or that no material information has been omitted from it. In addition, we express no opinion as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder.

(B)	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately; once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the sections under the headings “Service of Process and Enforceability of Civil Liabilities”, “Legal Matters”, “Exhibits and Financial Statement Schedules” and “Exhibit Index” in the Registration Statement. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is provided to you in connection with the Registration Statement. We have not advised anyone other than the Company and its parent company (a “third party”) in connection with the issue of the Holdco Ordinary Shares, and are under no obligation to do so. Nothing in this letter nor the delivery of it to a third party shall create or constitute a solicitor-client relationship between us and a third party, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the issue of the Holdco Ordinary Shares or any related or unrelated matter.

Yours faithfully,

Slaughter and May

SCHEDULE

1.	A copy of the Registration Statement filed with the Securities and Exchange Commission on the date hereof.

2.	A copy of the Memorandum and Articles of Association of the Company (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006 and its predecessors).

3.	A copy of the draft dated 21 July 2015 of the Holdco Articles proposed to be adopted on the effective date of the Merger.

4.	The results of (i) a search at the Registrar of Companies in respect the Company on 7 August 2015; and (ii) a telephone search at the Central Registry of Winding-Up Petitions in respect of the Issuer on 7 August 2015, together the “Searches”.